                                                                    EXHIBIT 2.5

                                                                  Received
                                                                   2-3-95

[LOGO] Namtai

NAM TAI ELECTRONIC & ELECTRICAL PRODUCTS LTD
UNIT G13-520, NO.1 HUNG TO ROAD, KWUN TONG, KOWLOON, HONG KONG
TEL: (652) 2341 0273 FAX: (652) 2341 4164

                                  FAXGRAM
                                  -------

REF:   F 500 1 of 1                           DATE:  MARCH 27, 1995
       ------------                                  ----------------
COUNTRY OF DESTINATION:     Canada            FAX NO.:  604-299-3031
                         ------------                  --------------
ATTENTION:        Mr. Mark Waslen             FROM:    Andrea Chu
           --------------------------               -----------------
COMPANY:      Nam Tai - Canada                APPROVED BY:
         ----------------------------                      ----------
                                              NO. OF PAGE(S):   25
                                                              -------
                                                (INCLUDING THIS PAGE)


Dear Mark:

Re:  Construction Agreement for New Factory

Faxed hereto please find a copy of the English version of the construction agreement for the new factory for your kind attention.

Both English and Chinese copies have been faxed to Mark Klein direct.

Thank you for your kind attention.


/s/ ANDREA CHU


Andrea Chu

FAX-298

                                    SHENZHEN

                         CONSTRUCTION PROJECT CONTRACT






          Project name:        Namtai Electronic (Shenzhen) Co. Ltd.
                               Industrial Estate

          Project site:        Gusu Industrial Estate, Baoan Shenzhen

          Invested by:         Namtai Electronic (Shenzhen) Co. Ltd.

          Constructed by:      G.D. 2th Building Engineering Co. Shenzhen Co.






                                                       March 3, 1995

CONTRACT

Party A: Namtai Electronic (Shenzhen) Co. Ltd.

Party B: G.D. 2th Building Engineering Co. Shenzhen Co.


This contract is drafted with reference to "The Economical Contract Law of PRC (as amended)". "Construction Project Contract Samples" and all the relevant regulations.

                           ARTICLE 1.  PROJECT ITEMS

1.1         Project Name            Namtai Electronic (Shenzhen) Co. Ltd. new factory
            Project Site            Gusu Industrial Estate, Baoan Shenzhen
            Project Content         New Factory Site's Construction
            Project Area            41,112.50 M2
                                    [passways, water supply & drainage system project
                                    complements- workshop (1 block), office, senior staff
                                    dormitory, general staff dormitory, canteen, worker's
                                    dormitory (3 blocks)] etc.

            Contract Scope          All construction items included in the drawings
                                    designed by Shanxi Construction Designing Institute,
                                    Shenzhen Branch; including foundation work, main
                                    structure, interior & exterior decoration, aluminium
                                    frame (for windows & doors), curtain wall, water
                                    supply & drainage, electrical lighting, fire-fighting
                                    system, passways, boundary wall, green land (within
                                    the redline) excluding: the further decoration for office, the installation of electrical & air-conditioning
                                    system of factory and office (water supply & drainage
                                    equipments installation for toilets - still under
                                    negotiation)

                                    Party A shall pay for expenses of such items and Party B
                                    shall cope with them accordingly.

1.2      Construction Period:
         1) Pursuant to the agreement, the Period of construction is agreed as follows:

                 workers dormitory (1 block)                -       July 31, 1995
                 workers dormitory (remaining 2 blocks)     -       Aug 31, 1995
                 staff dormitory                            -       Aug 15, 1995
                 canteen                                    -       July 31, 1995
                 factory                                    -       Sep 15, 1995
                 office                                     -       Aug 15, 1995
                 (others shall be separately agreed upon)

         2)      Commencing date Mar 9, 1995 Completion date

1.3      Quality Grade: Fine

1.4      Contract price (including tax): RMB51,881,938.00
         The Contract price is calculated with reference to:
         1)      Fee standards -
                 o        based on the working drawings & contract contents;
                 o with reference to the relevant norm regulations of Guangdong Province;
                 o Fee standards for first class construction enterprises of Shenzhen
                 o        difference of Grade A wages

         2)      Material price difference -
                 In accordance with the relevant latest regulations published by the Shenzhen Norm Control Bureau

         3)      Settlement -
                 The budget shall be prepared by Party B and checked by Party A & approved by the Shenzhen Construction Bank or Norm Control Bureau

         4)      Site Organizing Measures Fee -
                 According to the work organization plan, Party B shall prepare the budget for Party A's review & approval.

         5) Where change of design occurred on site, fees shall be charged according to the aforesaid 1) & 2). If there is any variation of contract price, both parties will settle quarterly.

1.5      Contract manner:
         1) According to the contract price including wages, materials, schedules, quality and standard

         2) Party B shall pay for all the relevant taxes which have been included within the contract price.


                 ARTICLE 2. DOCUMENTS & EXPLANATION PROCEDURES

2.1      Agreement Articles
2.2      Contract Terms
2.3      Contract Appendices and Supplements
2.4      Actual Work Amount List;
         Equipment & Material List; or
         Project Budget, Drawings as confirmed in the contract price (approval from Party A is required)
2.5 Minutes & Agreement for confirming the negotiation and alteration of the rights and obligations of both parties
2.6      Standards, Regulations, Technical Requirements


                              ARTICLE 3. DRAWINGS

3.1 Party A shall submit 8 sets working drawings to Party B within 3 days form the signing of this contract (including 2 sets of standard drawings of the Designing Institute and the interim verification of foundation and relevant information)


                   ARTICLE 4. SITE REPRESENTATIVE OF PARTY A

4.1 Party A shall appoint professional technical personal as its site representative or its appointed agent Party A shall notify Party B 7 days in advance of any change of representative. The new representative shall be fully responsible for the work of his pre-decessor.

4.2 All the instruction or notice from Party A's representatives or its agent shall be signed by him in writing and submitted to Party B and shall become effective only after Party B have acknowledged and signed on them,

4.3      List of Party A's site representative or its appointed person:

4.4 Name and Authority the social supervision engineers and their appointed agent authority scope:


                    ARTICLE 5. PARTY A'S WORK RESPONSIBILITY


5.1 Party A shall handle the formalities of the Land requisition certificate; compensate for young crops & trees damage; remove all unnecessary buildings & obtacles.

5.2 Party A shall get ready the followings 30 days before the commencing date of the project;

         1)      water/power supply, passway (outside the red line)
         2)      site clearing: (within the red line)
                 The connecting point for water/power supply must be within 50 metres from the buildings; (50- 100m from the public supply system). The supply load must be enough for the normal work.

5.3 Party A shall supply the accurate data for geology and underground pips/line system within the project, site area 10 days before the commencing date of the project.

5.4 Party A shall go through a formalities for "Construction Permission Certificate". "Project Start Certificate", "Temporary Occupation Certificate" 5 days before the commencing date of the project.

5.5 Party A shall provide the coodinate & datum point to Party 13 in writing on site 10 days before the commencing date.

5.6 Within 15 days after the signing of this Contract Party A shall organise the checking of drawings documents together with Party B's designers and supervision contractors and distribute the minutes to Party B in the same manner as the distribution of drawings.

5.7 Party A shall coordinate in the protection work for the underground pipe/line system surrounding buildings and bear the relative expenses.

                   ARTICLE 6.  SITE REPRESENTATIVE OF PARTY B


6.1 Party B shall appoint site's chief Representative or agents and notify Party A in writing. If there is any change, Party B shall notify Party A 7 days' in advance, the new representative shall be fully be responsible for the work of his predecessor.

6.2 Party B's representative shall notify Party A's representative in writing for executing the agreed obligations and responsibilities, requirements and notice and which shall become effective after Party B his acknowledged and signed on them.



                    ARTICLE 7. PARTY B'S WORK RESPONSIBILITY


7.1 Temporary facilities of the site; Construct temporary passways; install the water/power supply equipments.

7.2 Prepare site work organization plan or, work schedule, (work progress schedule, facilities, materials, finished goods or goods in progress plan) and submit to Party A.

7.3      Report progress to Party A weekly;
         Submit the monthly schedule and finished work report within 4 days after the 25th of every month, else Party A will not pay for the instalment.

7.4 Provide & maintain lighting, guards, fence and security, etc. as required by the project. If Party B fails to comply with the aforesaid obligations, Party 13 shall be liable for all the property and human damages and all other costs incurred therein.

7.5 Observe relevant government regulations concerning site traffic, site noise control, pollution control and environmental protection. Party A shall bear cost for necessary formalities except penalty caused by Party B's responsibilities.

7.6 Carry out work-inspection with reference to the drawings, specifications; minutes, design variation notices and State's prevailing inspection regulations.

7.7 Keep progress notes, hidden construction report and all relating documents as records for handing over to Party A.

7.8 Enforce the site management & organization, keep the site in good order; keep the passways clear, and up to national standards for hygienic cities.

7.9 Be fully responsible for the site protection, before final handing over to Party A. If any damage happens during the protection period. Party B is responsible for amending & bear the costs therein. If the damage is caused by Party A's advance operation without having completed inspection & accepting procedures), Party A shall bear all the costs.

7.10 During the guarantee period after the completion of the project, Party B shall unconditionally make good all defects if it is caused by the quality problem on the date of receipt of notice from Party A. If the quality problem is caused by the design or Party A's operation and other reasons, Party B shall amend it at the cost of Party A.

7.11 Except Party A's own responsibility all accidents during the work shall be borne by Party B and which should be reported to Party A and construction supervision departments of the local government.

7.12 Keep the underground pipe/line system, nearby buildings, main passways, paths, under good protection;
         Submit the necessary protection plans to Party A and local government for approval. The costs incurred therein shall be borne by Party A. Party B shall pay for all the loss caused by their negligence.

7.13 Clear up the site when the project is completed, (including; unnecessary construction materials, refuse, temporary buildings and facilities);
         Clean all windows, glass floor, drainage system of toilets and kitchens;
         Dredge pipe system.



                      ARTICLE 8. DELAY IN COMMENCING WORK.

8. 1     Commencing date of the project shall be determined by Party A.

8.2 If Party B fails to start the project on time, Party B shall submit the application with reasonable explanation in written form to Party A 5 days in advance. If Party A fails to reply within 3 days, it shall be deemed to agree to Party B's request and the work can be delayed. Otherwise, no delay is allowed.

                             ARTICLE 9. SUSPENSION

9.1 If necessary , Party A's representative can notify Party B in writing to suspend the work and give instruction 48 hours from the notice. Party B shall observe the instruction and be responsible for the protection of the finished work during the suspension period. After observing the instruction, Party B shall request for work resumption.

         After receiving Party A's permission. Party B must start the work as soon as possible, or, if it receives no reply after 48 hours, Party B can go on the construction. If Party A is responsible for the suspension, the costs shall be borne by Party A and the project period postpones accordingly; if Party B is responsible for the suspension, Party B shall pay for the expenses and no delay is allowed,

9.2 If the project has to be stopped or suspended because of the change of policy, the parties shall compromise to a reasonable state. The responsibilities for the costs shall be settled under negotiation.



                           ARTICLE 10.  POSTPONEMENT


10.1 If the project schedule is affected by one of the following factors, Party B shall arrange for overtime work. Any inadequency shall be negotiated by both parties

         1)      Variation of design and work amount;
         2) Suspension caused by successive shortage of water/power supply for 6 hours not caused by Party B;
         3) Party A fails to clear up obstacles on the site and supply water/power on time for commencement in accordance with the schedule
         4) Force Majeure: war, turmoil, falling down of flying objects, explosion or not caused by either party's default. Fire, typhoon, heavy rain, earthquake, etc.
         5) Party A deliberately fails to sign the certificate and affect the progress of the following schedule;

         6) Suspension or holding up of the work due to Party A's insufficient fund;
         7) Party A fails to pay for the downpayment or instalments in accordance with this contract and affects the progress of work;
         8)      Party A's subcontract work delays the progress;
         9) The delivery delay or defects occurred in the equipments etc. supplied by Party A.

10.2 Party B shall report to Party A in writing of details and expenses incurred in such delay within two days from the occurrence of the aforesaid event and Party A shall confirm within 2 days from receipt of report.

10.3 Except for the reason indicated in above 10.1, Party B shall be liable for breach of contract if the project fails to complete on time.



                           ARTICLE 11. AHEAD OF TIME

11.1 If it is necessary to complete the project earlier, two parties shall sign on agreement to complete the schedule to an earlier date.

11.2     Party B shall pay penalty of RMB5,000/day for unreasonable delay.



                         ARTICLE 12.  QUALITY STANDARD

12.1 The quality of work should be up to fine standards as approved by national or professional quality evaluation departments.

12.2 If the quality fails to meet the required design standards, Party A has the right to request Party B to stop or reconduct the unqualified work at the cost of Party B and the project schedule will not be postponed.

12.3 Any dispute about the quality between the parties shall be finally settled by Shenzhen Quality Evaluation & Supervision Department. The cost of the arbitration and the loss caused by the delay shall be borne by the losing party.

                        ARTICLE 13.  INSPECTION & REWORK

13.1 Party B shall follow Party A's instruction, fully obey the relevant regulations, requirements, designing plan; accept & cooperate with Party A's inspections, Party B is responsible for the costs of variation or reduction of their defects work while Party A bears the expenses caused by other reasons.

13.2 Party B shall provide quality documents as requested by Party A, such as: Qualified Products Outgoing Certificate for materials or equipments, test reports, etc.

13.3 Party B shall set up quality control regulations and appoint full time site QC.

                   ARTICLE 14.  COVERING WORK AND INSPECTION

14.1 When the project comes to the interim inspection or covering period, Party B shall arrange for prior inspection and inform Party A for inspection 24 hours in advance. Only after Party A accepts the Inspection (with signature) can Party B go on with the job. If Party A fails to attend for inspection after 24 hours from receipt of notice front Party B, Party A has to go through all formalities for inspection later.

14.2 If the work has met the quality requirements. Party B can go on with the work even though Party A has not signed the inspection in 24 hours. Party B must complete all the necessary variation within the prescribed time and get ready for another re-inspection if the inspection fails.


                             ARTICLE 15.  TRIAL RUN


15.1 Party B shall arrange for trial run if the facilities instalment meets with the necessary requirement. When the trial run is passed, both parties shall sign on the trial run record. The project will be completed and delivered.

15.2 If the trial run fails due to design, Party A will bear the cost of design amendment, dismantlement reinstatement, etc.

15.3 If the trial run fails due to Party B's construction, the representatives of Party A will put forth amendment proposal within 24 hours after the trial run. After amendment, Party B will hold the trial run for the second time and bear the cost of amendment and re-trial run and the project completion date cannot be postponed.

15.4 If the trial run fails due to the facilities quality, provided that the facilities are purchased by Party B, Party B will bear the cost of repair, dismantlement or repurchase and reinstatement of the trial run. The project completion date cannot be delayed. Provided that the facilities are purchased by Party A, Party A will bear all the economic cost mentioned above.

15.5 If Party A has not put out the amendment proposal within the specified time or made no signature on trial run record after the trial run has passed, the record will be effective of itself in 24 hours from the completion of the trial run completed. Party B can continue the construction or project completion formalities.



                   ARTICLE 16.  ACCEPTANCE AND RE-ACCEPTANCE


16.1 If the representatives of Party A take part in the acceptance, or the trial run on time, they must request Party B to postpone the date provided the postponement must not exceed 2 days. If the representatives of Party A fails to execute the foregoing Party B can organise the acceptance or trial run themselves and Party A should admit the acceptance or the trial run record and sign on it.

16.2 No matter whether the representatives of Party A take part in the acceptance, if they require to recheck the concealed work which has been completed, Party B should strip the concealed work to meet their requirements and recover or repair the concealed work after checking. If the checking gets passed, Party A should bear all the economic costs and compensate Party B's loss and defer the project completion date. If the checking is failed, Party B should bear all the economic costs and keep the present project completion date.


                   ARTICLE 17.  CONTRACT PRICE AND ADJUSTMENT

17.1 The contract price is conditionally adjustable by the following issues:

         (1) design change, revision and construction site certificate approved by the representatives of Party A;

         (2) increase or decrease of construction work approved by representatives of Party A;

         (3) the price adjustment announced by the architectural chief commission.

17.2 Upon the above occurrence, Party B will make an adjustment account document and forward to Party A for review and then hand in the engineering cost audit commission to confirm the increase or decrease of contract price.


                      ARTICLE 18.  PAYMENT OF THE PROJECT


18.1 Party A should pay 25% downpayment of the total Project cost, equivalent to RMB12,000.000 to Party B in 5 days after the contract becomes effective.

18.2 Upon the commencement of the project, Party A should pay 100% of the project cost to Party B by 3 instalments after deducting the aforesaid downpayment (RMB12,000,000) and retaining 5% balance as retention money:-

         i.e. 50% to be paid on May 1, equivalent to RMB18,600,000 35% to be paid on July 1, equivalent to RMB13,000,000 15% to be paid on August 15, equivalent to RMB5,681,986

18.3 Balance of 5% retention money (RMB2,600,000) will be paid off after the acceptance of the project (excluding guarantee cost of 2.5%).

         ARTICLE 19.  VERIFICATION AND PAYMENT OF PROJECT PROGRESS COST

19.1 Party B shall deliver to Party A the completed work in progress report within 4 days of the 25th of every month. Party A shall examine and verify same with 3 days after receipt.

19.2 In accordance with the reviewed and approved project work and the relevant items which make up the contract price, Party A shall pay for the cost of work in progress to Party B within 6 days after receipt of the report.

19.3 After Party B has furnished the monthly work in progress report to Party A, if Party A fails to review or pay for the work in progress cost against the contract Party A shall compensate Party B for the economic loss and accordingly defer the project completion date.

19.4      Party A can defer the payment date if approved by Party B in writing.

19.5 After settling 95% of the project cost by Party A, the remaining cost will be paid off upon delivery of the completion work.


                    ARTICLE 20.  MATERIAL, FACILITIES SUPPLY


20.1 The materials and facilities excluded in "materials and facilities sheet supplied by Party A" will be purchased by Party B, price to be approved by Party A.

20.2 Party A shall hold the responsibility of foreign currency for purchasing the three major materials; regarding the decorative material, lift, alternative power unit, air conditioners, fire extinguishers, water and electrical equipment, etc., Party A will bear the required foreign currency. If these materials are purchased by Party B, the unit price must be approved by Party A.

20.3 The materials, finished products and self-finished products supplied by both parties must be attached with the original manufacturer's certificate and quality certificates and inspected before using, after inspected as "accepted", the equipments can be put into use and the supplied party will bear the inspection cost. If there is discrepancy between the two parties, the inspection should be carried out again, if it gets passed, the objected party will bear the fee or the supplied party will bear it.

20.4 The materials, equipments, specification, quantity, unit price, quality, supplied date, delivery destination, etc. supplied by Party A are referred to the comments written in detail in "materials and equipments sheet" supplied by Party A; which is an appendix document of this contract and have the same force as this contract.

20.5 Upon approval by the design company and Party A, Party B can use some substitute materials and equipments as required.

                           ARTICLE 21.  DESIGN CHANGE


21.1 Party B is not allowed to amend or change the original design unless with the prior approval of Party A in accordance with the following terms: -

          (1) It must be approved by the original design ad programme audit party and obtained the relevant approval document on the increase of investment (including the budgeted plan) if exceeded the original design structure and standard;

          (2) Send to the original design party for checking and get the relevant drawings and specifications (amended notice or drawings, specification and no. of issued copy will be the same as the original drawing);

21.2 If Party A changes the original design they must inform Party B before the commencement of the project and send the alteration in writing to Party B after they have obtained the agreement of the above 2 issues, Party B will then make changes. Otherwise, Party B can have the right to decline the change.

21.3 No matter Party A or Party B request for alterations or change of the original design, it can be proceeded after reporting to the original design and programme audit commission for approval. Party A will hear the charges and both parties will discuss and agree on the project completion date.

21.4 Party B should bear the alteration expense if due to their construction quality and no delay on the project is allowed.

21.5 Party B should inform Party A in writing as soon as they discover any defects in design. Upon receipt of notice, Party A must hold discussion with the original design commission and prepare the revision or change design documents, and then it will be proceeded after both parties have signed and approved, Party A should bear all the costs, and the project completion data is under their discussion. Before receiving the revision or change design documents, any party is not allowed to start the project or that party will hold full responsibilities for the consequences.

                   ARTICLE 22.  CONFIRMATION OF PRICE CHANGES


22.1 If the changes or modification in design as listed in Article 21 occurred, Party B should put forward the changed price at a mutually agreed time or within 10 days after Party A received the document on the changes (or modifications). After the changed price is approved by Party A, Party A should submit it to concerned Department of Cost & Price Control in Government for confirmation of the contract price and the completion date of the project.

          (1) If the changed price has been remarked in the contract already, price should be calculated in accordance with that provision.

          (2) If the changed price is similar to the price remarked in the contract, the changed price can be decided by that price.

          (3) If there is no applicable or similar price in the contract as the changed price, Party B should put forward an appropriate price for Party A's approval and Party A should submit it to concerned Department of Cost & Price Control in Government to confirm the cost of changed part of the project.


         ARTICLE 23.  INSPECTION AND HAND-OVER OF THE COMPLETED PROJECT


23.1 If the completed project is ready for inspection, Party B should provide the completion documents in quadruplicate and the report for inspection and hand over 15 days before the inspection of the project. Party A will appoint concerned Department to inspect same within 15 days after the receipt of report, and the suggestions on modification should be put forward within 5 days after the project has been inspected. Party B should modify it according to the suggestions and bear the costs for modification caused by Party B.

23.2 If Party A fails to inspect it without reasonable excuses within 15 days after receipt of the Report for Inspection and handover or neither give suggestion for modification nor approve it within 5 days, The Report for inspection and handover will be regarded as approved, and the final settlement can be done.

23.3      Completion Date of the Project:
          The completion date of the project follows the date when Party B put forward The Report for Inspection and handover. If modification is required, the completion data of the project adopts the date when Party B submits the Report of Inspection and handover again.

23.4 If Party A fails to inspect, the project at the designated time, Party A should bear the project's custodian fee from the last day of the period. Custodian fee per day is 0.08% of project cost stated in contract.

23.5 If the quality of the project is up to the National Quality Standard, Party B shall hand it over to party A within 5 days after the completion of the inspection. If the project hasn't been taken over on time, Party A should be liable for all the economical loss therein.

23.6 If the project is put to use or being used presumptuously by Party A, the completion date of the project shall be the date when Party A used it. Party A should then be responsible for the safety/quality problems and economic expense/loss accordingly.

23.7 If some single items need to be transferred to Party A, the delivery should go through intermediary procedures as the evidences of such inspection. Party B should put forward the documents for settlement within 20 days after completion of the inspection, and the documents should be submitted to the related Department of Cost & Price Control for confirmation within 10 days after being approved by Party A.

23.8 When some items are partly completed an agreement for defining individual responsibilities should be made between the two parties.

23.9 If the completed project's quality should be up to The National Quality Standard for Inspection, Party B can't refuse to hand over because of economic dispute reasons.

23.10 The temporary installations and facilities for production and living at the construction site which located by contract should be withdrawn within 15 days after the Report for Inspection and handover.

              ARTICLE 24.   FINAL ACCOUNT FOR COMPLETED PROJECT


24.1 Party B should put forward Report for Final Account and complete all relative information within 15 days after the delivery of the Report of Inspection and handover. Party A should submit The Report for Final account to concerned Department of Construction Control for confirmation after being approved by Party A.

24.2 Final account should be settled within one month after the completion of the project.

24.3 If the Report for Final Account is not approved and submitted to Construction Control Department for confirmation, or the balance of the project is not paid within 5 days after the Certificate of Acceptance being received, Party A should pay the interest of late payments at interest rate of extraordinary bank loan to Party A from the 16th day from the signing of the Certificate of Acceptance.


                            ARTICLE 25.   WARRANTY

25.1      Time limit for warranty:
          The warranty term is from the date of each single item being accepted and the Certificate of Acceptance being signed by Party A.

          According to National Warranty Regulations:
          o     1 year warranty for construction projects;
          o     3 months warranty for High-class or second time decoration;
          o     6 months warranty for installation works (one circle of service)

25.2      Warranty Guarantee conditions;
          Party B's warranty covered the problems of Construction Quality, unsuitable custody before being turned over, such as falling off, metamorphise, lose, crack etc. However, this warranty does not covered the factors due to Party A, such as man-made breakdown; hidden peril from original design, defects in substitute materials required by Party A, intentional damage or damage without intention, and damage by natural calamity and force majeure event in the course of the project being used.

25.3      Warranty contents:
          The warranty should cover all the projects which are paid in this contract (including its supplements), the decisions made at the site, the agreements in writing, changes and modification in design, and all contents mentioned in minutes of meeting.

25.4      Warranty Charges:
          Warranty charge will be deducted from the balance of the project, accounting for 2.5% of the contract price. If accumulated warranty charges exceed total budget for warranty, the excess part should also be paid by Party B.

25.5 During the warranty term, Party B should appoint resident workers there for providing warranty. (A special Room provided by Party A).

25.6 Party A must pay the balance of warranty charges to Party B at one time within 20 days after the end of the warranty term.


                            ARTICLE 26.   DISPUTE


26.1 If the dispute occurs in the course of fulfilling the contracts the two parties should negotiate it friendly. If the dispute cannot be settled by negotiation, the following solutions should be sought

          (1) Apply for intercession to SHENZHEN Construction Management Dept. or its authorised Construction Cost & Price Control Department.

          (2) Apply for arbitration to concerned authorities which response to economic contract arbitration.

          (3)         Proceed legal actions at People's Court.

26.2 If the dispute is settled by the first way and the two parties accept the intercession, the intercession should be carried out within 2 days after issue of the intercession. If the intercession is not accepted or intercession cannot be fulfilled because of one party refusing to carry out, any party can apply for arbitration or seek for action at People's court.

                        ARTICLE 27   BREACH OF CONTRACT


27.1      Settlement of Breach of contract:
          Any party who is not able to carry out the contract completely is regarded as breach of contract. Default party should compensate for the economic loss for the other part.

          Responsibilities' sharing when the work schedule being delayed due to breach of contract:

          If Party A fails to observe the contract, work schedule can be postponed;

          If Party B fails to observe the contract, work schedule can't be postponed.

27.2      Penalty for breach of Contract:
          Any party without reason terminates the contract by itself shall be regarded as the defaulting party. The defaulting party shall be liable for all compensation for the other party's economic loss and shall pay for the penalty to the other party equivalent to 30% of the project cost in this contract.

27.3      Extent of compensation:

          (1) Party A does not comply with the provisions of this contract to issue necessary notices, approval or confirmation and does not carry out the obligations, payment and the other actions and result in the loss of Party B.

          (2) Economic loss to Party A is caused by that Party B does not complete the project on time, the project's quality cannot reach the requirements of the design and standard, or the other actions according to the contract which lead the contract cannot be fulfilled.

27.4      Calculation of damages:
          Actual and direct Loss + actual and Indirect Loss + interests at the interest rate of extraordinary loan from the bank.

27.5 Unless both parties agree to terminate this contract or this contract cannot be implemented due to the default of either party, the defaulting party shall fully be responsible for the loss and shall continue to implement this contract.

27.6 If this contract fails to carry out or one party decide to cancel the contract, the defaulting party should inform the other party by 10 days advance notice and shall sign the termination or cancellation agreement for approval by relevant authority.

27.7 If the termination of this contract is caused by Party B, Party A has the right to decide whether it accepts all the facilities, materials, equipment, tools at the construction site belonged to Party B.


                      ARTICLE 28   CLAIM FOR COMPENSATION


28.1 If Party A does not pay the individuals expenses, postpone the work schedule, compensate the loss by contract, Party B can claim for compensation on Party A according to the following regulations:

          (1) The claims for compensation is legal with supporting evidences

          (2) Party A shall serve the notice of claim after 20 days of the occurrence of such claim.

          (3) Party A shall approve the claim within 10 days from the notice or claim or request Party B to provide further evidences or reasons. If Party A does not confirm within 10 days, the claim shall be regarded as approved by Party A.

28.2 If Party B does not finish the construction work or does not fulfil the obligations in this contract and cause the economic loss to Party A, Party A can have the right to claim for compensation from Party B in accordance with the following regulations:

          (1) The claims for compensation is legal with supporting evidences

          (2) Party B shall serve the notice of claim after 20 days of the occurrence of such claim.

          (3) Party B shall approve the claim within 10 days from the notice or claim or request Party A to provide further evidences or reasons. If Party B does not confirm within 10 days, the claim shall be regarded as approved by Party B.

                    ARTICLE 29   SAFETY OF CONSTRUCTION WORK


29.1 Based on the relevant safety regulations prevention measures and policies must be implemented strictly and scientifically by Party B to keep the construction work and third party's safety, and Party B should be liable for accidents, faults and expenses caused by Party B or due to its negligence.

29.2 If heavy casualty accidents occur, according to relevant regulations, Party B should report it to concerned department of construction management and notify Party A. Party A should provide necessary rescue conditions, but the expenses caused by it would be borne by defaulting party,

29.3 If the construction work located at the sites for power equipments, high-tension network, underground-pipes, sealed and quakeproof workshops, inflammable/explosives and, vital traffic lines, etc, Party B should notify Party A and apply for prevention and protective measure. If the application is approved, the prevention and protective measures can be implemented and the expenses for it will be borne by Party A.

29.4 If the construction work is located at poisonous environment, Party A should provide appropriate prevention protective measures and pay for the expenses for it.


                       ARTICLE 30   UNDERGROUND OBSTACLES


If Party B discovers articles which are valuable for archaeological and geological studies, such as cultural relic, ancient tomb, ancient construction base, fossil, ancient coin etc. or underground obstacles which interfere with the construction work, Party A should be notified within 4 hours and report concerned department so as to implement effective protection measure for Party B's measure should be approved by or proposals should be put forward to Party A within 12 hours after notice being received. Party A shall be responsible for the expenses of such protective measures, and the work schedule shall be postponed accordingly.


                            ARTICLE 31   SUBCONTRACT

31.1      Terms of subcontract:
          Party B cannot subcontract the construction projects listed in the contract to the third party without the consent of Party A.

         If the third party enters the construction site, Party A has the right to terminate the contract by notice to Party B and Party B should be responsible for all the subsequent economic loss. Party B can subcontract some construction projects to the third party with the approval of Party A. Party B should submit the copy of sub-contract agreement to Party A after the sub-contract is signed between Party B and the subcontractor.

31.2     Subcontract's responsibility:
         The obligations and duties of Party B will not be released by the subcontract agreement. Party B should appoint supervisors to supervise the subcontracted site to ensure that the subcontractor has not breached any terms of this contract. The breach of contract or negligence by the subcontractor shall be regarded as breach of contract or negligence of Party B.


                            Article 32  Force majeure


32.1     The following shall be regarded as force majeure:

         (1)     Earthquake above level 5

         (2)     Typhoon no. 8 or above lasting for one day

         (3)     Heavy rain and storm exceeding 200mm for a continuous 6 hours.

         (4)     Fire disaster caused by nature

         (5.)    Other force majeure

32.2 If the above force majeure occur, Party B shall immediately implement appropriate measures and report to Party A. Party B shall further report the extent of damages, the expenses for clearing and renovating within 3 days after the disaster ended. If disasters happen intermittently, Party B shall report it to Party A at intervals of 3 days until the disaster ended. Party A shall provide necessary conditions for handling disaster.

32.3 The expenses incurred by for the disaster should be shared by both parties:

         (1) The damage of construction itself, Party B's temporary facilities at the site and the expenses for renovating should be shared and agreed between the two parties.

         (2) Party B's equipments, machinery, vehicle etc. and the loss on idle time and work stoppage should be borne by Party B.

         (3) The expenses for clearing and renovating work shall be agreed upon by supplemental contract.


                              ARTICLE 33 INSURANCE

33.1 Party A shall arrange and pay for the Insurance of persons and properties of Party A at the construction site;

33.2 Party B shall arrange and pay for the Insurance of Party B's persons and properties at the construction site;

33.3 Insurance of third party and its properties at the construction site shall be arranged and paid by the third party.

33.4 If accidents occur subsequent to the insurance, the relevant insured shall be responsible for the compensation.


              ARTICLE 34 SUSPENSION OR ADJOURNMENT OF CONSTRUCTION


34.1 If the construction has to be suspended and postponed due to a change of policy, force majeure event and the reasons out of Party A and Party B, the two parties should sign an agreement and submit to concerned authority for filing.

34.2 The problem regarding construction's suspension and adjournment should be negotiated among Party A, Party B and the concerned authority.

              ARTICLE 35 EFFECTIVENESS AND TERMINATION OF CONTRACT

The contract will become effective after being signed and stamped by the legal representative or agent of the two parties, and confined by Shenzhen Construction Cost & Price Control Department. The contract will be terminated after the hand over of the completed project and the settlement being carried out save and. Except the terms for warranty all other terms will be inoperative. After the expiration of the warranty period, the terms for warranty will be inoperative.

                       ARTICLE 36 NO. OF CONTRACT COPIES

2 originals of the contract for Party A and Party B each.

12 copies will be distributed to Construction Control Dept., Cost & Price Control Station, banks as well as Party A and Party B and which shall simultaneously have the same effect.

                        Party A:                      Party B:




                        address             :

                        legal representative:

                        appointed agent     :

                        telephone no.       :

                        bank's name         :         Bank of China,
                                                      Baoan sub-branch

                        bank account no.    :         0115010008709

                        post code           :         518126

                        date of contract    :         March 16, 1995

                        place of signing    :